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EXHIBIT 99.1

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1

PRESS RELEASE
MAGNA ENTERTAINMENT CORP. ANNOUNCES
EXERCISE OF ITS OPTION TO PURCHASE AN ADDITIONAL
EQUITY INTEREST IN AMTOTE INTERNATIONAL, INC.

AURORA, ON, July 26, 2006 — Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) today announced that it has exercised its first purchase option to acquire an additional 30% equity interest in AmTote International, Inc. ("AmTote") and has sent written notice of its intention to exercise its second purchase option to acquire the remaining 40% equity interest in AmTote, both pursuant to the terms of the Stockholders Agreement dated August 21, 2003. MEC first acquired a 30% equity and voting interest in AmTote, from the Corckran family and associates, in August 2003 for a purchase price of $3.8 million.

Joseph De Francis, a Director of the Board and Executive Vice-President of MEC, stated: "We are enthusiastic about our increased ownership in AmTote International. The pari-mutuel wagering industry is technology intensive and furthering our investment in this leading provider of wagering and gaming technology is an important strategic step for MEC."

MEC's purchase price to acquire the remaining 70% of AmTote will be determined at the purchase option closing dates in accordance with the formula contained in AmTote's Stockholders Agreement. The closing of the first purchase option, to acquire an additional 30% equity interest of AmTote, will occur no later than September 25, 2006 and the closing of the second purchase option, to acquire the remaining 40% equity interest, will occur no later than November 25, 2006. MEC expects that the aggregate purchase price for the remaining 70% of AmTote will be approximately $14 million. AmTote reported earnings before interest, taxes, depreciation and amortization ("EBITDA") of $7.2 million and net income of $3.0 million for its most recent fiscal year ended February 25, 2006.

MEC also announced that Steve Keech, currently MEC's Chief Information Officer, would be appointed the new President of AmTote. Mr. De Francis and Mr. Keech currently sit on the Board of Directors of AmTote. "I am very excited about the opportunity to work with everyone at AmTote to ensure a smooth transition", said Mr. Keech. "AmTote has been a major contributor to the pari-mutuel industry under the guidance of the Corckran family and we will be working with the Corckrans to develop a longer term role for them to provide guidance and assistance in the continued growth of AmTote."

"MEC's investment in AmTote is not only an investment for MEC, but an investment for the pari-mutuel industry at large. We intend to invest in the development of new technology and operate AmTote independently from MEC's racetracks, so that all participants in the pari-mutuel industry can benefit from advancements made by AmTote", noted Mr. De Francis.

AmTote is a global provider of totalisator and wagering technology. Amtote currently has service contracts with over 70 customers worldwide, including North American and international racetracks, sportsbooks, and online wagering entities. Amtote currently provides totalisator services to seven MEC racetracks as well as to MEC's online wagering companies.

This press release contains "forward-looking statements" within the meaning of applicable securities legislation, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, among others, statements regarding: our strategies and plans; expectations as to financing and liquidity requirements and arrangements; expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain redevelopment projects, transactions or other objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new racetracks or other developments, products and services; expectations as to the timing and receipt of government approvals and regulatory changes in gaming and other racing laws and regulations; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; projections, predictions, expectations, estimates, beliefs or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts.

Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analyses made in the light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements. Material factors that could cause actual results to differ materially from our forward-looking statements include, without limitation, adverse changes in general economic conditions, a decrease in the popularity of racing and other gaming activities as recreational activities, changes in the regulatory environment affecting the racing and gaming industries, and an inability to finance, execute or implement our strategies and plans within expected timelines or budgets. The material factors or assumptions that were applied in drawing conclusions set out in our forward looking statements include, without limitation, the assumptions that there will not be an adverse change in general economic conditions, a decrease in the popularity of racing and other gaming activities, or any material changes in the regulatory environment, and that we will be able to finance, execute and implement our strategies and plans as anticipated.

Forward-looking statements speak only as of the date the statements were made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

MEC, North America's number one owner and operator of horse racetracks, based on revenues, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering systems, and Horse Racing TV™, a 24-hour horse racing television network.

For more information contact:
Blake Tohana
Magna Entertainment Corp.
337 Magna Drive, Aurora, ON L4G 7K1
Telephone: 905-726-7493
www.magnaent.com

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PRESS RELEASE MAGNA ENTERTAINMENT CORP. ANNOUNCES EXERCISE OF ITS OPTION TO PURCHASE AN ADDITIONAL EQUITY INTEREST IN AMTOTE INTERNATIONAL, INC.